MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement is entered into this 23rd day of January, 2000 by and among Legato Systems, Inc. ("Legato"), Lasso Acquisition Corp. ("Lasso") and ONTRACK Data International, Inc. ("Ontrack").

WHEREAS, Legato, Lasso and Ontrack entered into that certain Agreement and Plan of Reorganization dated November 18, 1999 (the "Agreement"); and

WHEREAS, Ontrack believes it is entitled to provide notice of breaches of the Agreement pursuant to Section 7.1(f) thereof and thereby commence termination of the Agreement as a result of what Ontrack believes to be certain recent material adverse changes in Legato's financial condition, business, operations and results of operations resulting in alleged breaches by Legato of the representations in Sections 3.4, 3.5 and 3.12 and the anticipated inability to meet the conditions in Sections 6.2 (a) and (c) in the Agreement; and

WHEREAS, Ontrack believes such alleged breaches cannot be cured and the parties have agreed to immediately terminate the Agreement; and

WHEREAS, Ontrack desires to preserve any claims, rights and remedies it might have available if the Agreement were terminated pursuant to Section 7.1(f) following a breach of the Agreement and the 20-day cure period contemplated by
Section 7.1(f);

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the parties hereby agree that the Agreement shall be terminated immediately pursuant to Section 7.1(a) thereof; provided, however, that Ontrack shall not be deemed to have waived, released or in any manner given up any claims, rights or remedies it might have had available to it were the Agreement to have been terminated pursuant to Section 7.1(f) as hereinabove contemplated; provided, further that this Mutual Termination Agreement shall be interpreted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, Legato, Lasso and Ontrack have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

LEGATO SYSTEMS, INC.                            LASSO ACQUISITION CORP.

By:______________________________               By:____________________________
      Name and Title                                    Name and Title


ONTRACK DATA INTERNATIONAL, INC.

By:_______________________________
      Name and Title